Exhibit 99.1

Vaxart

Stockholder Fireside Chat

August 20, 2025

Presenters

David Carey - Finn Partners

Steve Lo - President, CEO & Director

Jeroen Grasman - CFO, Principal Accounting Officer & Principal Financial Officer

Ed Berg - Senior VP & General Counsel

Sean Tucker - Senior VP & Chief Scientific Officer

James Cummings - Chief Medical Officer

Ray Stapleton - Chief Technology Officer

Operator

Greetings, and welcome to the Vaxart Stockholder Fireside Chat Conference Call. A question-and-answer session will follow management's opening remarks. Individual investors may submit questions to ir@vaxart.com. As a reminder, this conference is being recorded.

I would now like to turn the webcast over to David Carey, Finn Partners.

David Carey

Thanks, Diego. Good afternoon, and welcome to today's call. Joining us from Vaxart are Steve Lo, Chief Executive Officer, Dr. Sean Tucker, Founder and Chief Scientific Officer, Dr. James F. Cummings, Chief Medical Officer, Jeroen Grasman, Chief Financial Officer. Dr. Ray Stapleton, Chief Technology Officer, and Ed Berg, Senior Vice President and General Counsel.

Before we begin, I would like to remind everyone that, during this conference call, Vaxart may make forward-looking statements, including statements about the company's financial results, financial guidance, its future business strategies and operations, anticipated timing and results of clinical data, any partnerships with third parties, timing of any anticipated regulatory approvals or that any such approval will be obtained, the company's future cash runway, ability to regain compliance with NASDAQ listing standards or raise capital as such listing is regained, and its product development and regulatory progress, including statements about its ongoing or planned clinical trials.

Actual results could materially differ from those discussed in these forward-looking statements due to a number of important factors, including uncertainty inherent in the clinical development and regulatory process and other risks described in the Risk Factors section of Vaxart's most recently filed annual report on Form 10-K and also in other periodic reports filed with the SEC. Vaxart undertakes no obligation to update any forward-looking statements after the date of this call.

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Further, please note that Vaxart has filed a definitive proxy statement with the SEC relating to the proposed reverse stock split and related reduction in authorized shares of common stock. The company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the company's stockholders in connection with the business to be conducted at the special meeting.

Please read the definitive proxy statement and the other relevant documents filed with the SEC as these contain important information about Vaxart and the proposals to be voted on at the upcoming special meeting of stockholders. These documents can be obtained free of charge from the SEC at sec.gov.

I'll now turn the call over to Steve Lo. Steve?

Steve Lo

Thank you, David, and thank you to all of our stockholders for joining us for this important discussion. We're here today to talk about the upcoming special meeting and the reverse stock split. Our goal is to provide clear and direct rationale for this proposal and to address the questions you had about our business and our corporate strategy. There are also a number of misconceptions about our company that we hope to clarify.

Many of our listeners today are invested in Vaxart because you share in our vision of developing and one day bringing to market our unique oral pill vaccine candidates, which may have significant benefits over current needle vaccines. Vaxart's Board of Directors and management team are deeply committed to proving our science to the point where we can launch a safe and effective commercial product or partner with another company to do so, all to maximize the full value of your investment. We will continue to work tirelessly to fulfill that objective.

Make no mistake, we are tied to the success of Vaxart. Our interests are aligned with yours. Listing on NASDAQ not only helps us advance our science, but it also helps better protect your investment. If we were truly out for ourselves, we would stay on OTC where oversight and compliance rules are less stringent, but that is simply not the case. NASDAQ isn't just better for the company; it's also better for stockholders. Drug development is a long and expensive process. Listing on NASDAQ gives us a better chance to move our programs forward with support from institutional investors or partnerships, and we are actively pursuing both.

But to get there, we need your continued support. Remember what we are trying to accomplish. It is about transforming global public health. We are trying to do what no other company has done, develop a pill that can be taken instead of a needle vaccine for a variety of infections, including norovirus, COVID and avian flu. We are now at a major crossroads, not just to unlock our platform's potential, but to maximize the value of your investment.

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In addition, not being listed on NASDAQ could affect our viability as a business. This is why a NASDAQ listing is more than just a preference. It is a foundational action that we believe is critical to our long-term success. Simply put, remaining on OTC could negatively impact our business.

Both ISS and Glass Lewis, two of the leading independent proxy advisory firms, have recommended that stockholders support the reverse stock split proposal. For all these reasons, we strongly believe that a vote for the proposal is in the best interest of Vaxart and you, our stockholders.

Let me add that we appreciate our loyal stockholders, sticking with us through thick and thin throughout our whole entire journey. We understand that a reverse stock split could result in stock volatility. However, we have several important upcoming milestones, including potential partnerships and data readouts. We believe all of these inflection points will mitigate downside risk in the long term and respectfully ask that you grant us the best opportunity to achieve these.

With that, we will now take your questions.

David Carey

Thanks, Steve. So we'll take questions directly from investors. And as a reminder, participants may submit questions through the webcast portal or you can email them to ir@vaxart.com. And we will do our best to answer as many questions during this hour-long fireside chat.

So the first question, Vaxart team, this is from several investors actually - why does Vaxart continue to remain so intent on gaining stockholder approval of the reverse stock split proposal even after stockholders previously voted it down? Let's see, Jeroen, do you want to start?

Jeroen Grasman

Sure, let me go ahead and take this one. Thank you, and thanks to everyone for your questions here and your engagement here. This question is really at the heart of why we're meeting today, so I'm glad it came up. So listing on the NASDAQ relative to the OTC market provides a number of key benefits. So when I'm looking sort of at top of mind some things like increased visibility. So listing on the NASDAQ is a national exchange, provides much broader visibility to our company and the stock, and more specifically, when we're looking at things like analyst coverage, right?

We're covered, as you all know, by Jefferies, Oppenheimer and B. Riley, sort of brand name investment banks that provide regular updates and communication from an independent perspective on our science and our advancements as a company. This coverage may not continue if we continue to trade on the OTC.

Another thing I'm thinking about is our liquidity. So being a highly liquid stock really is important for investors, right? Low liquidity makes people very nervous because you cannot get in and out of this stock readily. It's much more expensive to trade, right? There's larger bid-ask spreads when you're looking at say an OTC market versus a NASDAQ.

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So what has happened to our liquidity more recently? So trading volume is down by about a third. When we look at 2024 versus 2025, sort of this most recent timeframe, mid-July to mid-August, we were trading about 1.5 million shares per day in 2024, and now we're below 1 million a day in 2025. And both of these factors sort of translate then into access to capital. So we have broader visibility and higher liquidity on NASDAQ, which would allow us broader access to capital markets and negotiate the best possible financial terms for us as a company to raise additional funding, benefiting you as an investor with a less dilutive option. So things like high discounts, warrant coverage may come up on the OTC, but we may be able to avoid or at least get far better terms when trading on the NASDAQ.

And finally, there's the element of sort of oversight. So NASDAQ provides much stricter requirements on corporate governance, financial reporting disclosures. And so that protects you as an investor and makes sure your investment is secured.

Ed Berg

So also -- I'll jump in. It's Ed. The other thing that we were looking at when we were comparing OTC to NASDAQ is the range of ways we could raise money. We know we can raise money in a nondilutive manner if we get a government grant or an award, and we've done that, and we're going to continue to do that. We also know that a partnership might provide us with funds. But when we look at other ways for investors to participate, what we find is actually that NASDAQ is more advantageous. There are more ways to move forward with invest -- to raise money with investors.

And the reason for that is because if NASDAQ as a listing is preempted from what are called Blue Sky laws -- those are state laws, state by state, and if we're on OTC, we have to go state by state to determine whether investors can participate in a fundraising. And we have been looking at some fundraising vehicles that are either less dilutive or allow shareholders to participate. So the less dilutive, ATMs come to mind because of the way they can operate and are careful to not -- to do purchases over time or issue stock over time.

And on the rights offering, it would be participation by shareholders; we're looking at that. And as we look at it, it's clear that Blue Sky laws are going to keep us from easily putting those type of offerings together. And so we think NASDAQ is a much better vehicle for having a full range of investment options.

Steve Lo

Yeah, before we get to the next question, I'll just say that our goal is we want to get to the point, as we mentioned earlier, that we want to commercialize or find a partner to commercialize this vaccine and -- our vaccine platform. And companies early stage in vaccine development, I'm aware of a few that also had to do a reverse stock split, but now they're billion-dollar companies with sales, right? Novavax and Dynavax come to mind who actually had a reverse stock split early in their clinical development. So great first question. We'll turn it back to David for the next one.

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David Carey

Okay. Thanks, Steve. This next question is from Jeff G. What was Vaxart's plan to regain compliance that they presented to the NASDAQ Hearings Panel? When do you expect to hear back from the panel?

Steve Lo

Yeah, so our panel, just for our listeners, we actually had the hearing last week on August 14. We presented a very compelling case, first of all, about our company, and we talked about our science as well as hopefully some potential partnerships. So we highlighted our business and really had a chance to share with them why we think we have great opportunity as a company.

In terms of the meeting, we thought it was productive. The panel certainly heard our plan, but we may not hear back for about two or four weeks based on what they told us.

Ed, I'm not sure if you want to add anything else since you were also part of the process.

Ed Berg

So a couple of things - it was clear after we worked with our expert advisers who do this for a living, essentially come before NASDAQ, that the only way forward is to present a plan for compliance. There was no way to get some kind of dispensation to -- based on unusual circumstances. We presented our plan. The only plan we presented was going back to our stockholders and asking for approval of the proxy to effect the reverse split. There were no other presentations. And we could hear back at any time. And I do want to say, when we hear, we will let our stockholders know because we are obligated to disclose material information. And this is material information.

Steve Lo

Yeah, their goal for us is that, for all NASDAQ companies, is to trade above $1. And certainly, if we get there organically, we're fine, but they also want to see what your plan is if you don't. And this is what Ed was referring to. Great.

David Carey

Okay. Thanks. Next question is from Travis. Why is this proposed -- sorry -- why is this proposal considered routine? Who decides that? How does broker voting work on routine versus nonroutine proxy matters? Ed, I'll throw this one over to you.

Ed Berg

Sure. So when we put together a proxy, we actually go to the New York Stock Exchange, which oversees brokers and voting. And we are not given any chance to make a determination or otherwise even petition for whether it should be a routine versus nonroutine matter. The New York Stock Exchange makes that decision, again, because they're overseeing broker voting. So the way your broker votes is set by this exchange.

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They have, with regard to reverse splits, determined that they are a routine matter. Again, we didn't have any say. And if you look at other companies that have affected reverse splits and you look at their proxy, it'll also be categorized as routine.

David Carey

Okay. Thank you. Next question is from Paul B. Does insider ownership reflect adequate alignment with stockholders? Are insider shares treated equally with all other stockholders in the event of a reverse stock split. Steve?

Steve Lo

Yeah, so insider shares, the ones we own, the ones that are issued from the employee stock purchase plan, and options, all those are also subject to the reverse stock split. So they're all essentially treated the same. And I want to also just be genuine and honest. I mean, we've also suffered losses as well, as the management team, for owning the stock. So if anyone is -- has any incentive, right, it's the entire management team that we really want our company to succeed.

I also want to say that, for the last four-plus years, none of the executives have sold their shares outside of a requirement from taxes, to cover taxes from RSUs. And so we really do participate and share in hopefully the rewards one day, as well. Board members have purchased shares recently. I have, as well.

Sean Tucker

Yeah, and of course, I've been invested in Vaxart for many years. And like you, the shareholders, price was higher when I bought than it is now. And again, so from our standpoint, we're definitely in alignment with the shareholders.

Steve Lo

Thanks, Sean. That's a good point that you make there, as well.

David Carey

Okay, thank you. Next question is from David W. and also asked by Anil K. Are the approved equity incentive plan and employee stock purchase program shares proportionally reduced if the reverse split passes? Why are the preferred shares not included in the reverse split proposal? Ed, do you want to take that one?

Ed Berg

Sure. So the first part of the question, insider shares, including the equity incentive program shares and the employee stock purchase program shares will be proportionately reduced. The reason we didn't also reduce preferred shares is -- really, there are a few reasons. We haven't used them. We don't have a current plan to use them, so we're preferring to hold them in reserve potentially for a strategic transaction.

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The other thing that I think it's worth noting is we haven't really set terms for them. So when we thought about this, we could set all different type of terms at different levels. And so it didn't make sense to reduce them because they don't have a value right now. And then the final thing and probably most important to this question is that NASDAQ actually has protections, as Jeroen was mentioning, for shareholders on voting rules.

So you can't use preferred shares to overcome a vote. At least we don't know of anyone who has. The only time we've seen people use preferred shares for NASDAQ voting is to obtain a quorum. And so super voting preferred shares are not allowed. And so I wanted to allay those concerns because we don't have a plan to use them. And frankly, NASDAQ won't let us.

David Carey

Okay. Thanks, Ed. Next question comes from -- again, two people have asked this, Stephen S. and Ed R. Can the preferred shares be issued at any time? Are there any guardrails around how they can be used? For example, it's one thing if those shares are needed to secure a partnership, but entirely different if they were to be issued to the Board of Directors or sold to an institution. Any thoughts on this?

Ed Berg

Yeah, so I think if I didn't answer it as fully, I'll try to do so now. There's a NASDAQ rule on voting, and it basically says that preferred shares can only be used in certain ways. And with regard to voting, they cannot be used to overcome common share voting. They can only be used. It's really proportional to the contribution to the company. And if you read that the right way, then what you're getting out of that is; if preferred shares are at a premium, then maybe that proportional premium can also convert to proportional voting, but that's the only way you can do it. So again, preferred shares are -- there are a lot of rules, and they protect shareholders.

Steve Lo

Yeah, so from our standpoint, right, the interesting part is we're asking that you vote so that we can be back on NASDAQ, and that has better guardrails for the stockholders and higher compliance standards, as both Ed and Jeroen have mentioned. So we actually want to be there, and I think you all would want us to be there for those exact guardrails, because on OTC, had we decided to use these preferred shares, we would have done that already. But again, for the long term, we think it's better to be on NASDAQ to have the compliance and the guardrails because we think that's the type of company that you all would want us to be.

David Carey

Okay, thank you. Next question is from Anil K. Even though the range of potential reverse stock split ratios has been significantly reduced, some stockholders wonder if the Board has a particular target stock price in mind. Thoughts, Steve?

Steve Lo

Yeah, so first of all, NASDAQ does require us to be above $1 if we're back on there. This came up briefly at the NASDAQ hearings panel, and the current plan is to target a range between $5 to $10 post-split. That seems to be the norm of other companies who have a reverse stock split. So we're going to stay with that. And of course, the ratio will depend on where the stock trades when we have hopefully the approval.

David Carey

Okay, thank you. Next question from Tim S. - shareholders think that, if the reverse split is not approved, the Board will authorize the use of preferred shares to take over the company. Is this the case?

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Steve Lo

Yeah, so this question was asked by another stockholder. And I'll first say, once again, if we were to do this, we would have done this already while we're on OTC. We really want to operate as a higher compliance company meeting the NASDAQ rules there.

Ed Berg

Yeah, and if we're on NASDAQ, just want to point out with regard to change of control that there's a 20% rule on NASDAQ that prevents essentially a minority takeover. You're required to have a shareholder vote if you issue more than 20% of your shares, new shares. And again, if there's a change in voting power of more than 20%, there's also a requirement for stockholder approval.

David Carey

Okay, thank you. Next question is from Aaron A. There are enough studies and proof that reverse splits never recover any losses for early and long-term investors. How are you going to convince them that reverse split is in their best interest when they stand to lose their investment?

Ed Berg

Well, I'll actually start. We did some research, and first of all, we actually -- when you look at reverse splits, I think you have to make a differentiation between biotech companies and other companies. A lot of other companies, you can do the -- literally a Google search, and it will come up this way. A lot of other companies, a reverse split is very much oriented towards companies that are really in trouble and running low on capital and also the prospects are low.

But biotech companies are developing drugs and trying to get to inflection points. And so it's common for biotech companies to do reverse splits. I have friends in south San Francisco where we work who are also general counsel, and a number of them have done reverse splits - relatively common.

And the other aspect is that what happens with biotechs is it has much more to do with the inflection points and the data. And if the data come in, then the company not only recovers but succeeds. And of course, if the data doesn't come in, and the company is indeed in trouble, but it has more to do with the company's underlying valuation based on the science than it does the reverse split itself. Not that that doesn't have some effect, but overall, over time, it has more to do with whether the company is going to succeed scientifically.

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Anyone want to add, or are we good? I think we're good.

David Carey

Okay, thank you. Next question is from Sunny S. In June 2024, why did you raise capital immediately after the BARDA award and not wait for the stock to appreciate and value more? Steve, can you take that?

Steve Lo

Sure. So back in June 2024, as a company, let's first of all think about where we were, right? We had not signed a BARDA agreement as of yet, so we were trying to convince BARDA that it was worth the project award of $460 million. And then secondly, we were looking at the fact that we needed to extend our runway. And so there were two important initiatives going on at the same time. And from our standpoint, it was important to have both of those occur.

First of all, as folks know, we've had two stop work orders with this BARDA agreement. So having that capital that we raised has been important for us as we weather the ups and downs of some of the healthcare headwinds. Secondly, I think we're really thankful that we have the capital because it allowed Sean and James and their team to move forward with our norovirus Phase I, and we're just delighted that we have positive Phase I results. So that's been important. And frankly, I don't think we'd be all in this room right now speaking to you if we didn't have that $40 million raise. So we really are thankful that we were able to actually do that at the same time.

David Carey

Okay. Thanks, Steve. Next question is from Nick S. What steps can Vaxart take to extend its cash runway to allow sufficient time for meaningful catalysts to develop? How much further could costs realistically be reduced? And how much additional runway would that provide? Jeroen, could you take that?

Jeroen Grasman

Yeah, I'll take that one. So I guess, first of all, I guess we've already made some of these cuts, however difficult they are, right? They involve real people here in the company that we have long-standing relationships with. So we did make the painful decision to do a 10% reduction in FTEs in the first quarter followed by another 21% reduction in the second quarter. So we feel that, at this point, the remaining resources are essential to sort of to complete our ongoing studies and prepare for the next steps in our COVID, norovirus or flu programs.

So I think from my experience, as well, working in biotech, as Ed talked about, you really cannot sort of cost cut your way to success. We really need the resources to drive the programs forward and clearly be efficient along the way, but then drive to these key inflection points that demonstrate that this works or doesn't work in these particular indications. So we can and have cut the cost to get to the inflection points, but we now need the capital and all the ability on NASDAQ to access it to continue to develop the products for success.

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David Carey

Okay. Thank you, Jeroen. Next question is from David W. What's taking so long to get a partnership? Why aren't you providing shareholders with regular partnership updates? Let's see. Steve, could you take that one?

Steve Lo

Yes. So first of all, thank you, everybody, for your patience as we work through the partnerships. As folks around the room can attest, I'm probably the most impatient guy in the room here. But these partnerships do take time. So when we announced the positive top line results in June, we immediately had meetings at Bio, and those partners got exposed -- potential partners got exposed to the top line data. But now they're doing their diligence, right? They want to see all the data behind the top line data, and that takes a bit of time with diligence.

We're also going back and forth on other matters. But they're also under confidentiality, which is also the reason why we're unable to provide, let's say, the interim updates. But certainly, if there's anything material, we will share that with everybody.

David Carey

Okay. Thank you, Steve. The next question has been asked by several investors actually. Why aren't you more proactive press releasing updates with BARDA?

Ed Berg

So it's Ed. I'll try to answer -- yeah, I'll answer that. Thank you. Since I'm responsible for press releases as legal, making sure they're entirely accurate, we -- as a general matter, we try to -- we have disclosure obligations. We try to press release as much as we can because that is favorable news that we can put out to the market, and that benefits our shareholders, of course, and our company. Our interests are aligned there.

With regard to BARDA, we have a contract, and under the contract, they have review privileges. And those review privileges actually require -- they have their own process. They have told us that they can sometimes expedite review, but I've yet to see them expedite review in more than -- in less than say four or five business days. We often have an obligation to disclose as soon as we possibly can for material events. And so if there are unanticipated material events, we determine whether we can press release. We talk to BARDA and determine whether we can press release and/or get to the point where we have to 8-K the matter.

And so what you've seen from us is we have press released on various BARDA milestones. But if you look at them, they're generally the kind that can be anticipated, such as signing a new modification to the contract or reaching certain enrollment levels or dosing patients. And if you look at the ones that have -- we haven't press released, it's almost always because they were unanticipated such as the lifting of the stop work order. So, yeah, wherever we can, we'll press release, obviously.

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David Carey

Okay. Thank you, Ed. Next question is from Carmen L. Is management trying to squeeze out retail shareholders? Steve, could you take that one?

Steve Lo

The short answer is no. First of all, there's lots of regulations that protect shareholders, whether it's from SEC or NASDAQ rules. We're really focused on delivering on the science and hopefully being able to raise funds to continue to do that. And just as a reminder, management is also in the same sort of situation as all shareholders. And so, more importantly, I think we want to find a way to get back on NASDAQ and have the protections for all shareholders.

Sean Tucker

Yeah, and again, as you said, we're passionate about the science, and we know the shareholders are, as well. And obviously, we need their support.

Steve Lo

Definitely.

David Carey

Okay. Thank you. Next question came in from several investors, as well. Many people theorize that dark pool trading and short sellers impact trading in Vaxart. Did you investigate this? Let's see. Ed, could you take that one?

Ed Berg

Sure. Yeah, I can say that we have thoroughly evaluated dark pools. And to our knowledge, dark pools are just another way of trading sort of off a listing or off market. We haven't been able to find specific circumstances that actually would constitute a legal issue such that we could either bring in action or refer to a regulatory body.

We've also told our stockholders who have concerns about this that, if they have evidence, then they should bring it to either our attention or report it to regulatory bodies who can investigate. We're more than open to ensuring that our stocks are traded above board and fairly. But we have a limited ability to investigate in certain instances. So I want to encourage people to bring things either directly to the regulatory body, or again, if you bring them to us, we'll ensure that regulatory bodies are apprised of it and can do the proper investigation wherever possible.

David Carey

Okay. Thank you, Ed. Next question is from Diane H. The thing holding the stock price down is not OTC QX. It's a reverse split on the proxy looming. This has been months. That is what keeps new investors away and keeps the stock price down. Why do you keep telling us to vote for the reverse split? And let's see. Steve, could you take this one?

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Steve Lo

Yeah, I can go and take this. One of the things that we're at least hearing now is that being on OTC is making us slightly less attractive to certain investors who have a requirement that their investment -- their investment committees require that the stock is on NASDAQ. So that's certainly contributing to that. We've actually received some inquiries from investors who want to invest and are asking, when will you be back on NASDAQ? I hope the reverse stock split proposal goes through.

And there was a time where we did not pursue the reverse stock split. And I think all of us were hoping organically that the stock would go above $1. It did not. And again, that's still our preference - I want to be very clear - is for the stock to go up organically. But at this point, after having the hearings panel with NASDAQ, if it doesn't happen organically, they are requiring us to look at a reverse stock split. And again, we'll get the final results of their ruling hopefully in two to four weeks.

David Carey

Okay. Thank you, Steve. The next question is -- a second question from Travis. Why did you keep Bob Yedid on the Board when he pleaded guilty of insider trading? What steps have been taken to look into any legal trading within Vaxart? Ed, could you take this one?

Ed Berg

So, it's Ed. Yeah, sure. I can take it. Bob resigned from the Board right around the time that we became aware of the allegations against him. So we didn't have a lot of advanced notice. But our Board pretty much acted swiftly and decisively to ensure that he was off the Board. If you look at the charges, and they're in public documents from the government, you'll see that his activity didn't involve his role at Vaxart, and also his trading, alleged insider trading was not directed at Vaxart.

We have processes for directors to self-report, and we have requirements that our law firm regularly asks directors about their activities. And in this case, I would argue the process worked because Bob actually tendered his resignation, I can't guarantee the timing, but as far as I know, it's when -- more or less when he became aware of the allegations against him. And we have compliance programs to ensure that Board and executive stock transactions are reviewed and cleared before they take place.

David Carey

Okay. Thank you, Ed. This next question, I think -- James, if you could answer this; it's from Diane H. Top line results for the Phase II COVID trial will be in late 2026. Noro Phase II is months from even starting. Why is this taking so long?

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James Cummings

Well, thanks for the question, Diane. With limited resources, we've managed to generate, I think, important inflection points this past year, and we have more inflection points in the near future. The sentinel cohort readout in Q1 of '26, that's going to provide an inflection point that gives us insight into our larger, currently approximately 5,000-persons KP.2 participant study in the COVID clinical trial.

Our Noro data, that came out in June, and we've held constructive conversations with many potentially strategic partners since then. As Steve mentioned earlier, diligence takes time. I'll also say we had important interactions with the FDA that fed into our development plan for Noro.

In terms of where we are in terms of our runway, Jeroen, do you want to talk about that?

Jeroen Grasman

Yeah, and I think it's an important thing to highlight here, right? So it's not like we don't have a fire lit under us. We have publicly disclosed that our remaining cash runway is into the first quarter of 2026. So we have every reason to make sure that we act as quickly, efficiently as we can to get to these inflection points. So acting in that manner and then being back on NASDAQ will be essential for us to make sure that we have both the right terms if we need to go back and raise money on public markets and maintain the credibility with partners, government and others to get to the nondilutive options at the same time.

David Carey

Okay, thank you. Next question is from Paul C. Given the growing public skepticism toward mRNA vaccines, it seems like an ideal opportunity for Vaxart to clearly communicate how its platform differs and why it may offer a safer or more effective alternative. Could you please share why this distinction isn't being emphasized more in public communications and provide any insight into the timeline or challenges related to advancing your COVID program to Phase III? And I think, James, this is another question for you.

James Cummings

It sure is. And thanks, Paul, for your question. So, much of the data we've generated to date really is focused on differentiating our product, and we have already compared our platform to mRNA in the lab in preclinical testing. We're focused on achieving inflection points that further elucidate our efficacy and our safety profiles. And as the data comes in, for example, in the Phase IIb trial, we'll have data that form an important comparison head-to-head against an mRNA. Building on that data, an end of Phase II meeting with the FDA is going to be integral to advancing to the next step, which would be a Phase III. I hope that answers your question.

David Carey

Okay. Thank you, James. Next question is from Beth G, and this is related to the stop work order. If the stop work order is not lifted, what are the company's plans to continue its clinical trials? And what options does it have to advance its promising pipeline? Does Vaxart's current cash position provide enough runway to achieve any critical milestones that may result in a step-up in valuation. So I think this is a two-pronged question. So, James, maybe you can take the first part.

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James Cummings

Sure. So our second stop work order, it's different than the first one received since we've already enrolled about 5,000 participants in that KP.2 cohort. When we received the first stop work order, we hadn't enrolled anyone in that cohort. 5,000 participants, that should give some pretty useful information in support of our clinical regulatory development pathway. That's how I see it.

Jeroen, do you want to talk in terms of the cash position piece?

Jeroen Grasman

Yeah, no, that's -- definitely happy to. Thank you, James. So when it comes to cash position, clearly, the readout on -- even if it was sort of -- ended up being a 5,000 participant study, there would be readout in the second half of 2026. As I mentioned earlier, we have cash runway into first quarter of 2026. So we have a gap to cover. So what we're doing today, as we've talked about, I guess, clearly evaluating industry partnerships, looking at potential grants from governments or nonprofits, looking at venture debt and all other nondilutive options, but again, the listing on NASDAQ is essential to allow us to potentially have an equity option for raises, as well.

David Carey

Okay. Thank you. We have a follow-up question from Michael P. related to the June 2024 raise. So he said, going back to the June 2024 raise, elaborate more on the decision behind it. Was it already in play?

Steve Lo

Yeah, I can go ahead and take that. This is Steve. So again, if I understand the question directly, it's around when we had the BARDA award given to us, and then at the same time, raising the $40 million. And so both of them were going on concurrently. These are two important initiatives as a company as part of our corporate goals for that year. Number one, let's see if we can get a BARDA award to run our COVID Phase IIb trial. And then secondly, we do need to raise more capital in order to extend our runway.

And so those two initiatives were going on at the same time. It certainly happened that -- the way that a contract is executed with ATI/BARDA is we signed first and we wait for them to execute it. And as soon as they execute it, that becomes a material event, and we of course had to announce that. Concurrently, we were also in the process of raising capital. And once those terms were agreed to, we also had to announce that, as well. So hopefully, that answers the question that they were both going on at the same time.

And again, as we were talking about earlier, we're really happy that we have that capital because it allowed us to get to the point where the research and development team was able to move forward with the norovirus Phase I as well as some of the other work that we've been doing with HPV as well as with avian flu.

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David Carey

Great. Thank you, Steve. Next question is from Eric E. Even if the stop work order is lifted, the BARDA funding only relates to costs associated with Vaxart's COVID program. How does Vaxart plan to advance development of other promising prospects in its pipeline? And let's see. Steve, do you want to take that one?

Sean Tucker

Yeah--

Steve Lo

--I'll give it to Sean.

Sean Tucker

From our standpoint -- and again, the question was how do you advance development of other programs? Well, Steve just talked about the fact that we were able to raise money and we were able to do a lot of work in terms of reengineering our platform and showing that it worked on some indication like norovirus. And I think that was really critical from the standpoint of showing that these changes that we're doing could be implemented for something and show human data.

We've gone back and reengineered it, every indication. That data is going to be helpful from the standpoint of basically showing that we can do better. And again, one of the key things is, right now, we're a leader in mucosal immunity. We want to basically make sure that we're in a great competitive position in the future.

David Carey

Okay, thank you. Next question is from Ricardo L. What are partners looking for from Vaxart as they consider whether to partner with Vaxart?

Steve Lo

Yeah, so when we had our meetings at BIO after the positive Phase I norovirus study, both Sean and Ray were actually part of these meetings. So I think it might be good for maybe Sean first and then Ray to just talk about what some of these discussions were.

Sean Tucker

Sure. I mean, some of the big questions that came up and some of the things we had to show is, hey, do you have a profile that really is differentiated from what's out there? How are you different from mRNA? How can you do things differently? And again, one of the things that partners really want to know is how likely are you going to be able to have success in a pivotal trial, something that's going to be useful for registration.

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And for norovirus, this is one of the things -- this is why the [inaudible] work that we did and showing these new constructs were important were really critical from the standpoint of moving these partner discussions along.

Ray Stapleton

Yeah, thanks, Sean. One of the items that's typically not top of mind for most people is manufacturing readiness, and that's because this typically occurs in the background while critical clinical trials are being executed. In reality, other than the inquiries on those clinical trials, this is one of the top questions we receive from these potential partners.

In general, people want to know if we have a scalable manufacturing process that's reliable, robust and generates enough output to be commercially viable. The good news is that we're ready for these questions. Vaxart has been committed to ensuring our manufacturing readiness over the past few years, and we're very fortunate to have all of our clinical manufacturing development capabilities located in our facilities in the United States. These capabilities were on full display last year when we were able to use them to quickly pivot our COVID vaccine candidate from XBB to KP.2 in order to keep Project NextGen program running along.

David Carey

Okay. Thanks, Ray. Next question is from several investors. COVID therapies were developed quickly during Operation Warp Speed. So what's taking you so long? And let's see. James, could you take that question?

James Cummings

Sure. Why don't I take the first part, and maybe Sean can comment. So Operation Warp Speed, it occurred during a pandemic. Now COVID is endemic. It's a little more common. So there's already approved products on the market. This is reducing the need for any type of emergency use authorization, etc. Sean, do you want to talk about where we are in development?

Sean Tucker

Yeah. I mean, I think from the standpoint of because we are able to do this at what I would say a more manageable non-pandemic pace, we are able to do -- spend a lot of time in improving our constructs. And again, Ray talked about all the things we've done in terms of improving manufacturing, which is really important. And again, the key thing from our standpoint is all this effort and extra time, we've been able to show the differentiation and how well our candidates do and make it more attractive and commercially viable.

David Carey

Okay, thank you. Next question, another question from Diane H. - why can't you expedite your bird flu trial?

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Sean Tucker

Yeah, I'll take this. Again, from our standpoint, we're excited about the data. We're very bullish about our avian flu program. We think it'd be very successful. But similar to other programs, we are definitely exploring different avenues to fund this going forward. We know that there have been several government initiatives looking at ways to protect against the indication. Given that many of the mRNA approaches have been canceled, there actually might be more money available for novel platforms - unclear, but maybe there is.

Right now, one of the other issues is there's not a commercial market for avian flu vaccine. We do think that our best opportunity to advance this program is to partner with governments and make sure that we have support going forward.

David Carey

Thank you, Sean. The next question is from John M. Relative to standard option and shares of stock delivered to executives during the annual meeting, why was there a change of vesting to less than one year to be available for voting next annual meeting as compared to the usual four-year period? When did this change, or is there a reason relative to future voting or the reverse split? Why the acceleration?

Ed Berg

So this is Ed. I'll answer this. We have not changed our vesting schedule. All equity that has been awarded, has been awarded on the same vesting schedule. So I'm not sure if that just was a misreading of some of our documents. But I can assure you that our vesting schedule has been in place at least since I arrived at the company three and a half years ago, and will continue to be so.

The other thing to say is that we try as hard as possible to award on a regular basis - in other words, yearly at about the same time, and we need to make awards when the people making the decision about awards are not in possession of material nonpublic information. And that's what we do to protect shareholders and the company from inappropriate activities with regard to our equity.

David Carey

Thanks, Ed. Next question is from Zedran [sp] J. Why are you selling/offering shares to companies that sell those millions of shares shortly after buying, affecting share price negatively? Why not sell shares on open market, retail shareholders hold shares for a long period and help keeping price at a higher level?

Steve Lo

Yeah, I can go ahead and take that. So when we do offerings, certainly, since I've been here, we are looking for those investors who are in it for the long haul. So that is one of the criteria. And so we certainly have attempted to do that. In terms of selling shares in the open market, we have also done that with an ATM, and there has been times where we've done that.

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But I think the other thing, as Jeroen had mentioned, that we are investigating is how do we involve current shareholders in future offerings. I'm not sure, Jeroen, if you want to add any more color in terms of what we're researching in that regard.

Jeroen Grasman

Yeah. No, clearly. So the type of transactions that I think are being referred to here are probably more like registered direct offerings and things where we go out to a limited set of parties for an offering.

So I think the things that we're looking at, clearly more public offerings like I think Ed talked about previously, as well, sort of like a rights offering and things like that. So that would allow participation of current shareholders in the offering and make sure that both the terms are very competitive and equal for everyone, and again, allow you as a current holder to prevent any dilution of your stake in the company.

David Carey

Okay, thank you. Let's see, next question - if the reverse split fails, does Vaxart intend to make another attempt at a reverse split, or would management primarily focus on execution, advancing partnerships and achieving key milestones while continuing to trade on the OTC? I think you mentioned this already, but what are your fundraising options if shareholders vote against the RS proposal?

Steve Lo

So regardless of what happens -- in fact, we've been doing this, right? We are very focused on the execution of all of our important programs, including trying to find partnerships as well as making sure that our COVID study continues to proceed. As James mentioned, right, we were really happy when we received the second stop work order that we worked so hard and fast to get to 5,000 subjects. And so hopefully, that's evidence of just how hard we are working to get to important inflection points.

Jeroen Grasman

If I can just add, I guess, yeah, I think it's -- clearly, our execution focus will not fade in the light of all this. But, yeah, trading on OTC, it just makes it harder for us to raise funding and makes it more expensive for all of us to raise funding. We understand that nondilutive options are highly preferred, and that's why we're so focused on industry partnerships. We're working hard on government grants at all times.

We're even looking into things like venture debt as nondilutive options, but we have to look at equity financing to allow us to move the programs forward. And, yeah, being on OTC just makes that really difficult and really expensive for all of us.

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David Carey

Okay. Thank you. Next, and I think probably the last question is from Michael P. Can you talk about when do you think the peer-reviewed piece will come out? And he's referring to Sean's results in the avian flu study with ferrets.

Sean Tucker

Yeah, that's a good question. I mean, again, one of the key things is, one, we have to finish all the reports and data. And then at that point, you submit your paper. And again, sometimes, the journals react very quickly, and sometimes, they don't, and you don't have much control of it. So I'd like to say that we would try to submit this year, but I can't promise that 100% either.

David Carey

Okay. Thank you, Sean. And that's all the time we have for questions. So at this time, I'll hand the floor back over to Steve for any closing remarks. Steve?

Steve Lo

Thanks, David. And let me just say thanks to all of our stockholders for your questions today. We hope that you found today's fireside chat helpful, informative, but also genuine. We really don't have a hidden agenda here. We want to create stockholder value no matter what stockholder you are, right? As fellow stockholders, we are in this together. When the company succeeds, we all benefit, especially those we help with our science.

So as a quick reminder, our Special Meeting of Stockholders to vote on the reverse split will be held on Friday, September 5, at 8:30 a.m. Pacific Time. Please review the instructions carefully on your proxy to ensure that your vote is counted. Every vote matters, and we strongly urge you to vote for the reverse stock split proposal. If you have not done so yet, please submit a proxy or voting instructions to vote your shares by 11:59 p.m. Eastern Time on September 4, 2025 in order to ensure that it's counted. Stockholders who wish to change their vote can do so before the final vote at the stockholder meeting.

We also know that many of you have likely seen a lot of speculation and incorrect information in online forums or on social media. I really urge you to rely on the facts that we provided and also the recommendations outlined in reports by independent firms like ISS and Glass Lewis, who make comments on Fortune 500 companies as well as companies like us.

Before we end the meeting, I'd like to just turn it over to our founder, Sean, for his closing remarks.

Sean Tucker

Thanks, Steve, and I really appreciate your diligence and dedication. And I'm really grateful for the support of the stockholders in helping us develop what could be the holy grail of vaccine platforms. The dream of mine is that we could develop a vaccine that could come to your house rather than having to go wait in line. And I do believe that our old vaccine platform could do this.

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The science has dramatically improved in the time I've been invested in this dream, but there are still steps left for us to do before we get regulatory approval. I'm a competitive guy and why I believe we are ahead of other mucosal vaccine platforms, we at least need to be on equal footing. Being on NASDAQ helps us compete rather than being at a competitive disadvantage. And I encourage the stockholders to vote -- help us and vote yes on the reverse stock split proposal.

Steve Lo

Thanks, Sean. It continues to be a pleasure working side-by-side with you, and we look forward to the future here. Operator, you may close the call.

Operator

Thank you. And that concludes today's webcast. All parties can disconnect.

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